Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197954

Prospectus Supplement No. 4
(to Prospectus dated October 8, 2014)

(i) 1,322,500 shares of Common Stock and 1,322,500 Series B Warrants, issuable upon the exercise of the
1,322,500 outstanding Series A Warrants issued in our initial public offering;
and
 (ii) 1,322,500 shares of Common Stock, issuable upon the exercise of the 1,322,500 Series B Warrants that are issuable under this prospectus.

This prospectus supplement supplements the prospectus dated October 8, 2014, as supplemented by prospectus supplement No. 1 dated November 14, 2014, prospectus supplement No. 2 dated March 6, 2015, and prospectus supplement No. 3 dated April 20, 2015 (collectively, the “Prospectus”), which relates to the offering of the securities of Great Basin Scientific, Inc. (the “Company,” “we,” or “our”) that are underlying the Series A Warrants that we issued in our initial public offering, which closed on October 15, 2014 (our “IPO”). The securities underlying the Series A Warrants include (i) 1,322,500 shares of our common stock and 1,322,500 of our Series B Warrants, which are issuable upon the exercise of the 1,322,500 outstanding Series A Warrants that we issued in our IPO, and (ii) 1,322,500 shares of our common stock, which are issuable upon the exercise of the 1,322,500 Series B Warrants that are issuable under this Prospectus..

Each Series A Warrant is exercisable for one share of common stock and one Series B Warrant. The Series A Warrants were initially exercisable at an exercise price of $7.00 per share; however, as a result of the offering of additional units by the Company on February 25, 2015, the Series A Warrants are now exercisable at an exercise price of $2.20 per share. The Series A Warrants expire one year after issuance. The Series B Warrants were not issued in our IPO and will only be issued upon the exercise of the Series A Warrants, with each Series B Warrant being exercisable for one share of common stock. The Series B Warrants are immediately exercisable upon issuance at an initial exercise price of $8.75 per share and expire on the sixth anniversary of the date of issuance.

This prospectus supplement incorporates into our Prospectus the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on April 22, 2015.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is listed on The NASDAQ Capital Market under the symbol “GBSN”. On April 21, 2015, the closing sale price of our common stock on The NASDAQ Capital Market was $3.54 per share.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK
FACTORS” BEGINNING ON PAGE 13 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 22, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 22, 2015

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 22, 2015 Great Basin Scientific, Inc. (the “Company”) announced that the U.S. Food and Drug Administration (“FDA”) has granted clearance for its molecular diagnostic test for Group B Streptococcus (“GBS”). This is the Company’s second assay to be cleared by the FDA. The Company’s first test, for Clostridium difficile, or C. diff, was approved in May 2012. The Company plans to launch the GBS assay commercially in the second quarter of 2015.

Forward-Looking Statements

Certain statements in this current report on Form 8-K may be deemed to be forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the statement regarding our plan to launch the GBS assay commercially. Forward-looking statements involve risk and uncertainties, which could cause actual results to differ materially. These risk and uncertainties include, but are not limited to: (i) our limited operating history and history or losses; (ii) our ability to develop and commercialize new products and the timing of commercialization; (iii) our ability to obtain capital when needed; and (iv) other risks set forth in the Company's filings with the Securities and Exchange Commission, including the risks set forth in the Company's Annual Report on Form 10-K for the year-ended December 31, 2014. These forward-looking statements speak only as of the date hereof and the Company specifically disclaims any obligation to update these forward-looking statements, except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: April 22, 2015	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer